Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Hyster-Yale, Inc. Non-Employee Directors’ Equity Compensation Plan of our reports dated March 3, 2026, with respect to the consolidated financial statements of Hyster-Yale, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of Hyster-Yale, Inc. and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Cleveland, Ohio
August 4, 2026